Exhibit 99.2

AudioEye Appoints David Moradi as Chief Executive Officer

TUCSON, Ariz. — January 14, 2022 —The Board of Directors of AudioEye, Inc. (NASDAQ: AEYE), an industry-leading digital accessibility platform delivering website accessibility compliance to businesses of all sizes, has appointed David Moradi as its Chief Executive Officer (CEO), effective January 13th, 2022.

David Moradi has served as the Company’s interim CEO over the last 18 months, a period of significant progress in the Company’s transition to a highly scalable platform with industry-leading gross margins and considerable improvements in the Company’s product, technology, and go-to-market.

Executive Chairman Carr Bettis said, “Over the past two years, David has skillfully, tenaciously, and tirelessly led AudioEye’s transformation into a higher margin and more scalable enterprise with a truly differentiated product that brings transparency to the issues of web accessibility. He sets the tone with his relentless pursuit of excellence and his passion for eradicating all barriers to digital accessibility, and he has assembled an extremely strong leadership team to help achieve this mission. We value not only his strong leadership and commitment but also the significant personal financial investment he has made in AudioEye, which we believe strengthens the alignment of interest between management and other shareholders.”

David Moradi is an entrepreneur, investor, and advisor to numerous market-leading technology companies. Moradi is Co-Founder and Executive Chairman of First Contact Entertainment, a leading virtual reality (VR) game development studio. He is also the founder and CEO of Sero Capital LLC, a family office that invests in all stages of a company's lifecycle, from angel investing to late-stage private investments.

Before First Contact and Sero Capital, Moradi was the founder and CEO of Anthion Management, a technology fund with peak assets exceeding one billion dollars. Before Anthion, Moradi was a Portfolio Manager at firms including Pequot Capital Management and Soros Fund Management. Before that, he was a special situations analyst at Imperial Capital. Moradi holds a B.A. in psychology from the University of California, Los Angeles. He is also the founder and Chairman of the David Moradi Foundation, a charitable foundation supporting education and veterans.

Moradi added, “My tenure at AudioEye began as Chair of the Strategic Committee of the board of directors in 2019, with the goal of building a scalable product with high gross margins. We have made tremendous progress on these initiatives, and I am excited to continue working with one of the best leadership teams I’ve worked alongside, as well as exceptional employee talent. We have hired over 90 people over the last 18 months, including every member of leadership, and now have the strongest team at any point in the Company’s history.”

About AudioEye

AudioEye is an industry-leading digital accessibility platform delivering ADA and WCAG compliance at scale. By combining easy-to-use technology and subject matter expertise, AudioEye helps companies and content creators solve every aspect of web accessibility — from finding and resolving issues to navigating legal compliance, to ongoing monitoring and upkeep. Trusted by the FCC, ADP, SSA, Samsung, and others, AudioEye delivers automated remediations and continuous monitoring for accessibility issues without making fundamental changes to website architecture, source code, or browser-based tools. Join us on our mission to eradicate barriers to digital access, visit www.audioeye.com.

Corporate Contact:

AudioEye, Inc.

Dr. Carr Bettis, Executive Chairman

cbettis@audioeye.com

Investor Contact:

Matt Glover or Tom Colton

AEYE@gatewayir.com

(949) 574-3860